VALCOR, INC.


                         PRESS RELEASE



FOR IMMEDIATE RELEASE:                  CONTACT:

VALCOR, INC.                            STEVEN L. WATSON
THREE LINCOLN CENTRE                    VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700            VALCOR, INC.
DALLAS, TEXAS   75240-2697              (972) 233-1700
(972) 233-1700
                                        JEANNE M. CARR
                                        SENIOR VICE PRESIDENT
                                        MACKENZIE PARTNERS, INC.
                                        (212) 929-5500


             VALCOR ANNOUNCES CONSENT SOLICITATION AND TENDER OFFER

     Dallas, Texas . . . August 6, 1997 . . . Valcor, Inc., a wholly owned subsidiary of Valhi, Inc. (NYSE:VHI), has commenced a consent solicitation and tender offer with respect to Valcor's 9 5/8% Senior Notes due 2003, of which $68.6 million principal amount is currently outstanding.

     Valcor is soliciting consents to amend certain provisions of the indenture that governs the notes. The proposed amendments to the indenture require consents from the holders representing at least a majority in principal amount of the outstanding notes. Valcor is also making a concurrent offer to purchase any and all of the outstanding notes.

     The consent solicitation is being made pursuant to a Consent Solicitation Statement and Offer to Purchase dated August 6, 1997. The consent solicitation expires at 5:00 p.m. Dallas, Texas time on the later of August 27, 1997 or the date of receipt of the requisite consents necessary to approve the proposed amendments, unless extended. Valcor will pay a consent fee equal to $10 per $1,000 principal amount of the notes for which the holder delivers a consent prior to the expiration of the solicitation. Consents may be revoked anytime prior to the receipt of the requisite consents to approve the proposed amendments. Noteholders are not required to tender notes in order to consent to the proposed amendments.

     Concurrently with the consent solicitation and on the terms and subject to the conditions of the Consent Solicitation Statement and Offer to Purchase, Valcor is offering to purchase any and all of its outstanding notes for a cash purchase price equal to $1,040 per $1,000 principal amount of the tendered notes plus accrued and unpaid interest to, but not including, the date of purchase. The offer to purchase is subject to, among other things, the receipt of the requisite consents to approve the proposed amendments, but is not subject to any minimum principal amount of notes being duly tendered. The offer expires at 5:00 p.m., Dallas, Texas time on September 4, 1997, unless extended.
Noteholders who tender notes on or prior to the expiration of the solicitation will be deemed to have consented to the proposed amendments. If a tender is after the expiration of the consent solicitation, the tendering noteholder will not receive a consent payment. If a noteholder tenders a note prior to the receipt of the requisite consents to approve the proposed amendments, the noteholder will not be able to withdraw the note after such receipt, with limited exceptions.

     The information agent for the consent solicitation and the offer to purchase is MacKenzie Partners, Inc. The information agent's address is 156
Fifth Avenue, New York, New York   10010 and telephone numbers are (800) 322-
3885 (toll free) or (212) 929-5500 (collect call). Requests for copies of the Consent Solicitation Statement and Offer to Purchase should be directed to the information agent.